Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

October 15, 2025

Board of Directors

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street

Watertown, MA 02472

Ladies and Gentlemen:

We are acting as counsel to EyePoint Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, File No. 333-290867 (the “Registration Statement”), filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the public offering of up to (i) 12,875,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”) and (ii) pre-funded warrants (the “Warrants”) to purchase up to an aggregate of 1,500,000 shares of Common Stock with an exercise price equal to $0.001 per share (the “Warrant Shares” and collectively with the Shares and the Warrants, the “Securities”). All of the Securities are to be sold by the Company pursuant to the Underwriting Agreement, dated as of October 14, 2025, by and among the Company and the representatives of the underwriters named therein (the “Underwriting Agreement”), as described in the prospectus, dated October 14, 2025 (the “Base Prospectus”), which forms a part of the Registration Statement, as supplemented by the Prospectus Supplement, dated October 14, 2025 (the “Prospectus Supplement”) and the Free Writing Prospectus, dated October 14, 2025 (the “Free Writing Prospectus,” together with the Base Prospectus and the Prospectus Supplement, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

EyePoint Pharmaceuticals, Inc.	- 2 -	October 15, 2025

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Securities pursuant to the terms of the Underwriting Agreement, and (ii) receipt by the Company of the consideration for the Securities specified in the resolutions of the Board of Directors or the Pricing Committee of the Board of Directors:

1.	The Shares will be validly issued, fully paid and nonassessable.

2.	The Warrants will constitute valid and binding obligations of the Company.

3.	The Warrant Shares, when issued, delivered and paid for upon exercise in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement and Prospectus relating to the offer and sale of the Securities. We assume no obligation to advise of any changes in the foregoing subsequent to the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the SEC on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP